Pricing Agreement
                                  -----------------

Bear, Stearns & Co. Inc.
  As Representatives of the several Underwriters
    named in Schedule I hereto,
c/o Bear, Stearns & Co. Inc.
245 Park Avenue
New York, New York 10167


                                  September 18, 1996

Dear Sirs:

          MBNA Corporation, a Maryland corporation (the "Company"), proposes subject to the terms and conditions stated herein and in the Underwriting Agreement, dated November 9, 1995 (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Shares specified in Schedule II hereto (the "Designated Shares"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Shares pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

         An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Designated Shares set forth opposite the name of such Underwriter in Schedule I hereto.

         If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

                                  Very truly yours,

                                  MBNA Corporation

                                  By:  /s/ Vernon H.C. Wright
                                           ------------------
                                    Name:  Vernon H.C. Wright
                                   Title:  Executive Vice President


Accepted as of the date hereof:

Bear, Stearns & Co. Inc.

Acting on behalf of themselves and
as Representatives of the several
Underwriters named in Schedule I

By:  Bear, Stearns & Co. Inc.

     By:   /s/ Timothy A. O'Neill
               ------------------
        Name:  Timothy A. O'Neill
        Title: Senior Managing Director

                                  SCHEDULE I


                                                 Number of
                                                   Shares
     Underwriter                               to be Purchased
     -----------                               ---------------

Bear, Stearns & Co. Inc.                          1,200,000

Goldman, Sachs & Co.                              1,200,000

Lehman Brothers Inc.                              1,200,000

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated                          1,200,000

Prudential Securities Incorporated                1,200,000
                                                  ---------

          Total                                   6,000,000
                                                  =========

                                  SCHEDULE II


Title of Designated Shares:

     Adjustable Rate Cumulative Preferred Stock, Series B

Date of Board Resolution Authorizing the Designated Shares:

     November 2, 1995

Date of Loan and Finance Committee Resolution Establishing the Designated
Shares:

     September 16, 1996

Number of Designated Shares:

     6,000,000

Initial Offering Price to Public:

     $25 per Share

Purchase Price by Underwriters:

     $24.2125 per Share

Specified Funds for Payment of Purchase Price:

     Wire transfer in immediately available funds

Dividend Rate:

     7.0% per annum ($.1069 per share) for the initial dividend period from September 23, 1996 to October 15, 1996. Thereafter, the dividend rate will be equal to the Applicable Rate from time to time in effect. The "Applicable Rate" for any dividend period (other than the initial dividend period) will be equal to 99.0% of the Effective Rate, but not less than 5.5% per annum or more than 11.5% per annum. The "Effective Rate" for any dividend period will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined in the Prospectus) for such dividend period.
     Certain adjustments may be made in respect of the dividends payable by the Company if one or more amendments to the Internal Revenue Code of 1986, as amended, are enacted in respect of the dividends-received deduction, as described in the Prospectus.

Dividend Payment Dates:

     January 15, April 15, July 15 and October 15

Dividend Rights:

     Cumulative

Voting Rights:

     Whenever dividends on the Designated Shares shall be in arrears for six full quarterly dividend periods, the holders of outstanding Designated Shares (voting as a class with holders of all series of equity securities ranking on a parity with the Designated Shares (the "Parity Securities") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors on the terms set forth below. Such voting rights will continue until all past dividends accumulated on the Designated Shares shall have been paid in full. Upon payment in full of such dividends such voting rights shall terminate, subject to re-vesting in the event of each and every subsequent default in the payment of dividends as aforesaid. Holders of all series of Parity Securities which are granted such voting rights will vote as a class, each holder of the Designated Shares will have one vote for each share of stock held and each holder of each other series of Parity Securities will have such number of votes, if any, for each share of stock held as may be granted to such holder. If the holders of the Designated Shares or any other class of Parity Securities become entitled to vote as described in this paragraph, the Board of Directors will be increased by two directors, and the holders of the Designated Shares and the holders of Parity Securities entitled to vote will have the exclusive right, voting as a class as described above, to elect two directors at the next annual meeting of stockholders of the Company.

     Upon termination of the right of the holders of the Designated Shares and of the holders of any Parity Securities entitled to vote as described above to vote for directors as described above, the term of office of all directors then in office elected by such holders will terminate immediately. Whenever a default in preference dividends shall no longer exist and the related special voting rights of the Designated Shares and Parity Securities expire, the number of directors automatically will be decreased to such number as otherwise would apply.

     So long as any Designated Shares remain outstanding, the Company will not, without the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of the Designated Shares, (i) voting as a class with holders of all Parity Securities upon which like voting rights have been conferred, authorize, create or issue, or increase the authorized or issued amount, of any series of equity securities ranking senior to the Designated Shares, (ii) amend, alter or repeal, whether by merger, consolidation, share exchange, or otherwise, the Company's charter so as to adversely affect the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of the Designated Shares or the holders thereof; provided, however, that any increase in the amount of the Designated Shares or the creation and issuance of other series of Preferred Stock, in each case constituting Parity Securities, will not be deemed to adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if all outstanding Designated Shares have been redeemed. Such voting provisions shall also not apply from and after the redemption date if notice has been given to effect such a redemption in accordance with the provisions set forth below under "Redemption Provisions."

Liquidation Rights:

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Designated Shares will be entitled to receive out of assets of the Company available for distribution to the stockholders, before any distribution of assets is made to any holders of common stock or any other class of stock ranking junior to the Designated Shares upon liquidation, a liquidating distribution in the amount of $25 per share plus an amount equal to accrued and unpaid dividends (whether or not declared). If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Designated Shares and any other Parity Securities are not paid in full, all distributions to holders of the Designated Shares and any Parity Securities will be paid pro rata so that the amount of distributions per share on the Designated Shares and any Parity Securities will in all cases bear to each other the same ratio that the stated liquidation preference per share on the Designated Shares and such Parity Securities bear to each other.

Preemptive and Conversion Rights:

     The Designated Shares are not convertible into any other securities of the Company. The Designated Shares have no preemptive rights.

Redemption Provisions:

     Prior to October 15, 2001, the Designated Shares are not redeemable. On and after such date, the Designated Shares will be redeemable, in whole or in part, at the option of the Company, at any time and from time to time upon not less than 30 nor more than 60 days' notice, at $25 per share of the Designated Shares plus accrued and unpaid dividends (whether or not declared) on a fully cumulative basis to the date fixed for redemption.

     If less than all outstanding Designated Shares are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method determined by the Board of Directors to be equitable. From and after the redemption date (unless default be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the Designated Shares called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     Notwithstanding the preceding paragraphs, if the Dividends-Received Percentage (as defined in the Prospectus) is less than 50% and, as a result, the amount of dividends on the Designated Shares payable on any Dividend Payment Date will be or is adjusted upwards, the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Designated Shares, provided, that within 60 days of the date on which an amendment to the Code is enacted which reduces the Dividends-Received Percentage to less than 50%, the Company sends notice to holders of the Designated Shares of such redemption. Any redemption of the Designated Shares pursuant to this paragraph will take place on the date specified in the notice, which shall not be less than 30 nor more than 60 days from the date such notice is sent to holders of the Designated Shares. Any redemption of the Designated Shares in accordance with this paragraph shall be on notice as aforesaid at the applicable redemption price set forth in the following table, in each case plus accrued and unpaid dividends (whether or not declared) thereon to the date fixed for the redemption, including any changes in dividends payable due to changes in the Dividends-Received Percentage and Post Declaration Date Dividends, if any:


     Redemption Period                  Redemption Price
     -----------------                  ----------------
     September 23, 1996 to October 14, 1997  $26.25
     October 15, 1997 to October 14, 1998    $26.00
     October 15, 1998 to October 14, 1999    $25.75
     October 15, 1999 to October 14, 2000    $25.50
     October 15, 2000 to October 14, 2001    $25.25
     On or after October 15, 2001            $25.00


Sinking Fund Provisions:

     None

Time of Delivery:

     September 23, 1996; 10:00 a.m.

Closing Location:

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017

Names and address of Representatives:

     Designated Representatives:

     Bear, Stearns & Co. Inc.
     245 Park Avenue
     New York, New York 10167
     Attention:  Capital Markets, 4th Floor

     Address for Notices, etc.:

     Bear, Stearns & Co. Inc.
     245 Park Avenue
     New York, New York 10167
     Attention:  Capital Markets, 4th Floor